QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99

SEA CONTAINERS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2004 RESULTS

        Hamilton, Bermuda, March 29, 2005. Sea Containers Ltd. (NYSE: SCRA and SCRB, www.seacontainers.com), marine container lessor, passenger and freight transport operator and leisure industry investor, today announced its results for the fourth quarter and full year ended December 31, 2004. For the quarter a net loss of $13.4 million (loss of $0.54 per common share diluted) on revenue of $445 million was incurred, compared with net earnings of $11.6 million ($0.50 per common share diluted) on revenue of $423 million in the prior year period.

        For the full year 2004 a net loss of $5.4 million (loss of $0.23 per common share diluted) on revenue of $1.74 billion was incurred, compared with net earnings in 2003 of $111.4 million ($4.72 per common share diluted) on revenue of $1.65 billion.

        The large swing in the fourth quarter of 2004 from the fourth quarter of 2003 and the consequent loss for the year 2004 was due primarily to a number of special factors which are described below and which are of a non-recurring nature:

1.
An asset impairment charge of $2.9 million has been recognized in 2004 following the announcement of the closure of the Irish Sea ferry route in February, 2005.

2.
$12.7 million was charged to the fourth quarter 2004 earnings of the Rail Division in settlement of certain contractual matters with the Strategic Rail Authority relating to the expiring franchise of GNER.

        The company did not complete the expected sale of its remaining interests in the port of Newhaven by the end of 2004 as had been planned. The buyer is proceeding very slowly in the process and the company may have to open up the bidding again, which could delay the sale further.

        Mr. James B. Sherwood, President, said the company was in the midst of change initiated by it and investors should be aware of the major components:

        First, the company's wholly-owned subsidiary, GNER, has been awarded a new 10 year franchise to operate Britain's leading railway, known as Intercity East Coast. There are two main lines: London to Leeds, Britain's third largest city, where half hourly high speed services are provided, and London to Scotland via Doncaster, York and Newcastle (Britain's fourth largest city) where half hourly high speed services are provided in peak periods as far as Newcastle and hourly to Scotland. GNER has agreed to pay the government $2.5 billion over the 10 years to operate the franchise, compared with a pro-forma payment of approx. $110 million for the 12 months preceding the start of the new franchise on May 1, 2005. GNER has assumed in its bid that revenue growth through a combination of volume, yield and fare increases linked to inflation, of 8.7% average per annum will occur, compared with an average of 9% per year in the three years preceding May 1, 2005.

        GNER is afforded revenue protection after four years in event the target revenues are not achieved and its exposure is limited to approximately $19 million of capital in GNER and a $55 million standby credit facility and a performance bond which is 1.5% of annual operating cost (initially $13 million). Profits can be dividended out to the parent and GNER will retain much of the benefit if its results exceed target levels.

        Although the trade unions are concerned that major staffing cuts will be required, this is not the case and some commentators have failed to evaluate correctly the revenue growth based on historic trends. Naturally, there will be some slimming down of costs as has been the practice of GNER during the first 9 years of its operation of the Intercity East Coast services.

        Second, the company joined in the sale by Orient-Express Hotels Ltd. of new equity and sold 4.5 million of shares owned by Sea Containers in the company for net cash proceeds of $108 million and will report a gain of approximately $40 million on the sale in the first quarter of 2005. Sea Containers still holds 9.9 million shares in Orient-Express Hotels and has previously indicated it will be retaining them with a view to selling at above $30 per share to net $300 million or more. The Orient-Express Hotels shares recently traded in excess of $26 and that company's forward prospects seem excellent. Sea Containers also sold through a recent shelf offering 2.4 million of its own shares yielding net proceeds of $41 million. Both share sales are part of Sea Containers' continuing program to reduce expensive debt. The company plans to retire $20 million of 13% senior notes which can be acquired without premium from July 1, 2005.

        Third, the company's investment in GE SeaCo continued to generate increased earnings. Sea Containers' share after finance costs and taxes was $9.1 million in the fourth quarter of 2004 compared with $6.5 million in the prior year period, and for the full year 2004 its share of net income was $32.8 million compared with $22.1 million in 2003.

        Other container operations were satisfactory with net earnings before finance costs and taxes in the fourth quarter of $3.6 million compared with $2.7 million in the year earlier period, and for the year results were $13.3 million compared with $13.7 million in 2003. Depots had less containers to store due to strong lease demand, however, repair and service activities were strong as were logistics and manufacturing.

        Sea Containers is in discussion with General Electric Capital Corporation about the future of the GE SeaCo investment, but the outcome cannot be predicted at this time.

        Fourth, the company's ferries business has had a troubled and unsatisfactory year which has necessitated restructuring which is still in progress. Fuel costs adversely impacted results. The impact was especially heavy on SeaStreak, the New York City commuter ferry services, which is a dollar denominated company.

        Silja's net earnings before interest and tax for the fourth quarter were a loss of $2.6 million compared with a profit of $12 million in the prior year period, while for the year net earnings were $23.4 million compared with $42.8 million in 2003.

        The $19.5 million reduction in Silja's earnings year on year was accounted for by a loss on the new m.v. Finnjet service which led to a reduction in profits from the vessel of $17 million compared with 2003 and fuel cost increases. The company has taken a hard look at the new Finnjet line between Rostock, Germany, Tallinn, Estonia and St. Petersburg, Russia and has concluded the second year of operation should produce a breakeven, so the line will be continued at least for 2005. Silja will be adding a third SuperSeaCat to its Helsinki–Tallinn service to cater for the rapidly rising volumes on this route, and will be redeploying a loss making freight ship from Helsinki–Tallinn to Turku–Stockholm where extra freight capacity is needed.

        Hoverspeed's operations have been restructured by withdrawal of the loss-making Northern Ireland and Newhaven–Dieppe services which will incur a restructuring charge of approximately $3 million in the first quarter of 2005. The Northern Ireland ship has been re-deployed to Dover–Calais where she will operate alongside a sister vessel and the Newhaven–Dieppe ship will go to Silja as mentioned above. Losses were incurred on the Newhaven–Dieppe route in 2004 when the French operator on the route, Transmanche, refused to honor contracts, giving rise to a claim against them which will be pursued in the courts, if necessary. Transmanche had earlier indicated they would take over the fast ferry service in 2005, then changed their minds at the last minute. Hoverspeed is transferring its Newhaven–Dieppe bookings to its Dover-Calais service which should improve results of that line in 2005.

        Hoverspeed has entered into a joint venture in Greece with the highly respected Eugenides Group to operate a 600 passenger/90 car vessel between Piraeus and the Western Cyclades islands of Sifnos and Milos starting late in April, a route which has been chronically short of capacity. The new service is named Aegean Speedlines. The plan is to add additional routes in Greece in 2006 using vessels displaced from UK operations. It had been planned to operate two additional vessels of this type in Greece this year, however, the Greek authorities refused to accept them on technical grounds, although all major West European countries accept them. As of this moment the intention is to charter the two vessels for seasonal employment, however, if satisfactory charters cannot be obtained they will be laid up.

        Part of SeaStreak's problems in 2004 was due to heavy ice conditions, start up costs of bringing two new vessels into service and unsatisfactory financing arrangements of the owner. Steps are in progress to resolve these issues and winter weather disruptions have been less this winter. Fuel costs, however, will be a continuing problem for SeaStreak as prices show no sign of abating. Market growth continues to be satisfactory.

        Other ferry operations which include Hoverspeed, SeaStreak, the SNAV-Hoverspeed joint venture in the Adriatic and charters incurred a loss of $16.9 million in the fourth quarter of 2004 compared with a loss of $6.1 million in the 2003 period. Non-recurring write offs, which include the company's two hovercraft and spares (which may have continuing value), and write down of fixed assets in connection with the terminated Troon–Belfast fast ferry service amounted to $5.1 million of the increased loss. For the year 2004 the loss from other ferry operations was $36.3 million vs. a loss of $12.9 million in 2003 (excluding profit from the Isle of Man Steam Packet Company which was sold in mid-2003). The increase in loss was due to the non-recurring write-offs mentioned above, extra fuel costs, late delivery of two vessels into service in peak season and higher than expected repair and maintenance costs.

        Mr Sherwood said that part of the problem has been the rapid increase in discount air services from the U.K. to Ireland and the Continent, drawing passengers from the ferries. The U.K. Customs & Excise continue to discourage travel to France by unlawfully harassing passengers in an attempt to discourage them from buying alcohol, tobacco and other products for personal use which do not carry excise taxes as are imposed in Britain on such goods sold in Britain. Hoverspeed has won a landmark case against Customs & Excise for having reduced its passenger and car carryings due to this unlawful behavior and has claimed $90 million in damages. The damages hearing date has not yet been set but it is expected that an award will be made by 2006 if not earlier.

        "While we will not entirely eliminate the other ferries loss in 2005 we think it will be substantially less than in 2004 and our strategy is to move this business into profit for 2006 largely by moving our fast ferry fleet from the U.K. to the Mediterranean. However, Hoverspeed's Dover–Calais service will continue unless its results prove unsatisfactory, in which case its ships will also be moved to the Mediterranean," Mr Sherwood said.

        Fifth, the company's fruit farming operations had a difficult 2004 due to weather conditions in Brazil and political instability in the Ivory Coast leading to lower than planned production. The Corinth Canal had a better year than 2003 and the large marina and tourist village development is awaiting government approvals. Earnings from this division before interest and tax were breakeven in the fourth quarter of 2004 compared with $0.8 million in the prior year period, while for the year earnings were $4.1 million compared with $6.6 million in 2003.

        Sixth, earnings from the company's investment in Orient-Express Hotels were $3.5 million in the fourth quarter of 2004 compared with $3.9 million in the year earlier period, while for the year 2004 earnings were $11.9 million compared with $10.9 million in 2003.

        Mr. Ian C. Durant, Senior Vice President and Chief Financial Officer, said that the company's debt level had fallen in 2004 by $66 million to $1.53 billion, net operating cash flow fell to $74.4 million from $105.4 million in 2003 while net finance costs declined in 2004 to $80.9 million from $85.3 million in 2003. Translation of Silja's Euro denominated interest into dollars increased the cost in dollar terms. Rising U.S. dollar interest rates on the company's $200 million of U.S. dollar floating rate debt will be an increasing burden in 2005 due to the Fed's current policy of raising interest rates. EBITDA of the company in 2004 was $198 million compared with $265 million in 2003 (excluding the non-recurring gain on sale of the Isle of Man Steam Packet Company).

        The company's liquidity at the end of 2004 was $240 million in cash and undrawn credit lines compared with $335 million at the end of 2003. At today's date the remaining 9.9 million shares in Orient-Express Hotels have a market value of about $250 million.

        Mr. Sherwood concluded by saying "Our operating results in 2005 will be influenced by the decisions we take on further restructuring of the Ferry Division. We see great potential in the Rail Division in light of the new franchise and management is now focused on the bid for the Integrated Kent franchise which is expected to be awarded late this year. Container demand in 2005 is expected to continue to be robust. Sea Containers own capital expenditure should be limited to necessary improvements to its fleet, small investments in the container business outside the GE SeaCo joint venture, IT upgrades, capitalization of GNER and start up costs of ferry joint ventures. GE SeaCo believes that its capital expenditure will be between $200 million and $300 million in new containers. This investment is not guaranteed by either Sea Containers or GE Capital."

        The company's 10K report will be filed on March 31. A recent internal review of financial controls and reporting in connection with Sarbanes-Oxley standards revealed that the company has insufficient personnel and accounting expertise to report in a timely manner non-routine or complex accounting matters. The financial services staff is being increased to remedy this problem. This situation had no impact on the company's 2004 audit.

        * * *

        Management believes that EBITDA (net earnings adjusted for net finance costs, tax, depreciation, amortization and the investment in Orient-Express Hotels and other equity investees) is a useful measure of operating performance, to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. However, EBITDA does not represent cash flow from operations as defined by U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to earnings from operations under U.S. generally accepted accounting principles for purposes of evaluating results of operations.

        This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings growth, investment plans and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the transport, leasing and leisure markets in which the company operates of terrorist activity and any police or military response, varying customer demand and competitive considerations, inability to sustain price increases or to reduce costs, fluctuations in interest rates, currency values and public securities prices, variable fuel prices, variable container prices and container lease and utilization rates, uncertainty of negotiating, financing and completing proposed acquisition, disposal or capital expenditure transactions, inadequate sources of capital and unacceptability of finance terms and inability to reduce debt, global, regional and industry economic conditions, shifting patterns and levels of world trade and regional passenger travel, seasonality and adverse weather conditions, changes in ferry service and ship deployment plans, possible start-up losses on new ferry services, inability of Network Rail to maintain properly the U.K. rail infrastructure, uncertainty of the timing or amount of any recovery in the Hoverspeed litigation against U.K. Customs and Excise, and legislative, regulatory and political developments including the uncertainty obtaining other U.K. rail franchises. Further information regarding these and other factors is included in the filings by the company and Orient-Express Hotels Ltd. with the U.S. Securities and Exchange Commission.

        * * *

        Sea Containers Ltd. will conduct a conference call on Wednesday, March 30, 2005 at 10.00 AM (EST) which is accessible at 212-748]-2798. A re-play of the conference call will be available until 5.00 PM (EST) Friday, April 8, 2005 and can be accessed by calling 800-633-8284 (International dial-in #: 402-977-9140) and entering reservation number 21236602. A re-play will also be available on the company's website: www.seacontainers.com.

SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL)
SUMMARY OF OPERATING RESULTS

	Three months ended December 31,
	2004	2003
	$'000	$'000
Revenue:
Ferry operations
— Silja	157,039	167,880
— Other	18,441	24,304
Rail operations	224,499	196,272
Container operations	36,996	25,587
Other	7,839	8,550

Total revenue	444,814	422,593

Earnings/(losses) before net finance costs:
Ferry operations:
Silja	(2,647)	12,046
Other	(16,934)	(6,050)

	(19,581)	5,996

Rail operations	8,847	20,864
Container operations:
GE SeaCo	9,107	6,545
Other	3,565	2,696

	12,672	9,241

Other, including property, publishing and plantations	(23)	784
Non-recurring charges	—	(6,000)
Corporate costs	(5,527)	(4,039)

Total earnings before net finance costs	(3,612)	26,846
Net finance costs	(21,036)	(17,792)

(Losses)/earnings before income taxes	(24,648)	9,054
Benefit from/(provision for) income taxes	7,515	(1,192)

Earnings before earnings from investment in Orient-Express Hotels Ltd.	(17,133)	7,862
Investment in Orient-Express Hotels Ltd.	3,541	3,877
Earnings from other equity investments	433	165

Net earnings	(13,159)	11,904
Preferred share dividends	(272)	(272)

Net (losses)/earnings on class A and class B common shares	(13,431)	11,632

	$	$
Net (losses)/earnings per common share:
Class A:
Basic	(0.54)	0.55

Diluted	(0.54)	0.55

Class B:
Basic	(0.54)	0.50

Diluted	(0.54)	0.50

	'000	'000
Weighted average number of class A and class B common shares:
Class A:
Basic	23,481	19,748

Diluted	23,603	19,862

Class B:
Basic	1,504	1,514

Diluted	1,504	1,993

SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL)
SUMMARY OF OPERATING RESULTS

	Twelve months ended December 31,
	2004	2003
	$000	$000
Revenue:
Ferry operations
—Silja	638,049	618,962
—Other	96,900	167,639
Rail operations	857,910	723,219
Container operations	125,646	110,611
Other	24,212	25,668

Total revenue	1,742,717	1,646,099

Earnings/(losses) before net finance costs:
Ferry operations:
Silja	23,372	42,787
Other	(36,317)	(12,949)

	(12,945)	29,838

Rail operations	42,868	84,083
Container operations:
GE SeaCo	32,803	22,093
Other	13,255	13,690

	46,058	35,783

Other, including property, publishing and plantations*	4,102	6,563
Gain on sale of ferry assets and non-recurring charges**	—	54,000
Corporate costs	(18,998)	(15,798)

Total earnings before net finance costs	61,085	194,469
Net finance costs	(80,942)	(85,293)

(Losses)/earnings before income taxes	(19,857)	109,176
Benefit from/(provision for) income taxes	2,622	(8,224)

(Losses)/earnings before earnings from investment in Orient-Express Hotels Ltd.	(17,235)	100,952
Investment in Orient-Express Hotels Ltd.	11,867	10,887
Earnings from other equity investments	1,088	619

Net (losses)/earnings	(4,280)	112,458
Preferred share dividends	(1,088)	(1,088)

Net (losses)/earnings on class A and class B common shares	(5,368)	111,370

	$	$
Net (losses)/earnings per common share:
Class A:
Basic	(0.23)	5.32

Diluted	(0.23)	5.25

Class B:
Basic	(0.23)	4.79

Diluted	(0.23)	4.72

	'000	'000
Weighted average number of common shares:
Class A:
Basic	22,082	19,564

Diluted	22,082	19,641

Class B
Basic	1,511	1,517

Diluted	1,511	1,996

*
Includes gains of $5,659 on the sale of Folkestone port in 2004 and $5,000 on the sale of Newhaven property in 2003.

**
Reflects the gain of $100,000 on the sale of the Isle of Man Steam Packet Company effective July 1, 2003 less non-recurring charges of $46,000.

SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL)
CONSOLIDATED AND CONDENSED BALANCE SHEETS

	December 31, 2004	December 31, 2003
	$'000	$'000
Assets
Cash	129,079	205,313
Restricted cash	17,056	14,656
Accounts receivable	125,979	141,399
Due from related parties	38,030	36,576
Prepaid expenses and other	27,604	42,930
Inventories	43,001	45,991

Total current assets	380,749	486,865
Property, plant & equipment, net book value	1,829,113	1,798,338
Investments	397,755	356,024
Goodwill	18,725	12,054
Other assets	109,758	99,595

	2,736,100	2,752,876

Liabilities and Shareholders' Equity
Working capital facilities	305	2,235
Accounts payable	145,733	125,799
Accrued liabilities	254,533	288,862
Deferred revenue	14,545	10,799
Current portion of long-term debt and capital leases	165,825	282,808

Total current liabilities	580,941	710,503
Long-term debt and obligations under capital leases	1,364,750	1,313,474
Minority interest	1,646	1,783
Redeemable preferred shares	15,000	15,000
Shareholders' equity	1,165,024	1,103,377
Class B common shares with voting rights owned by a subsidiary	(391,261)	(391,261)

	2,736,100	2,752,876

SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL)
SUMMARY OF RESULTS BY OPERATION

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
	$'000	$'000	$'000	$'000
Silja Operations
Revenue	157,039	167,880	638,049	618,962
Operating and SG&A expenses	(148,138)	(145,730)	(572,257)	(539,747)

EBITDA	8,902	22,150	65,793	79,215
Depreciation and amortization	(11,548)	(10,104)	(42,420)	(36,428)

Earnings before net finance costs	(2,647)	12,046	23,373	42,787

Other Ferry Operations
Revenue	18,441	24,304	96,900	167,639
Operating and SG&A expenses	(31,736)	(27,090)	(119,349)	(165,448)

EBITDA	(13,295)	(2,786)	(22,449)	2,191
Depreciation and amortization	(3,639)	(3,264)	(13,868)	(15,140)

Earnings before net finance costs	(16,934)	(6,050)	(36,317)	(12,949)

Rail Operations
Revenue	224,499	196,272	857,910	723,219
Operating and SG&A expenses	(205,345)	(169,606)	(793,501)	(625,784)

EBITDA	19,154	26,666	64,409	97,435
Depreciation and amortization	(10,307)	(5,802)	(21,541)	(13,352)

Earnings before net finance costs	8,847	20,864	42,868	84,083

Container Operations
Revenue	36,996	25,587	125,646	110,611
Operating and SG&A expenses	(22,782)	(11,865)	(68,230)	(49,557)
Gain on sale of investments	629	—	629	—
Equity earnings from investment in GE SeaCo	9,107	6,545	32,803	22,093

EBITDA	23,950	20,267	90,848	83,147
Depreciation and amortization	(11,278)	(11,026)	(44,790)	(47,364)

Earnings before net finance costs	12,672	9,241	46,058	35,783

Other Operations
Revenue	7,839	8,550	24,212	25,668
Operating and SG&A expenses	(7,367)	(7,485)	(24,366)	(22,918)
(Loss)/Gain on sale of port assets	(73)	—	5,659	5,000

EBITDA	399	1,065	5,505	7,750
Depreciation and amortization	(422)	(281)	(1,403)	(1,187)

Earnings before net finance costs	(23)	784	4,102	6,563

Total EBITDA
Total EBITDA from operations, per above	39,109	67,362	204,105	269,738
Corporate costs	(5,527)	(4,039)	(18,998)	(15,798)
(Loss)/Gain on sale of ferry assets, net of non-recurring charges	—	(6,000)	—	54,000
Investment in Orient-Express Hotels and other equity investments	3,974	4,042	12,955	11,506

Total EBITDA	37,556	61,365	198,062	319,446

Reconciliation to EBITDA to Net Earnings
Total EBITDA	37,556	61,365	198,062	319,446
Depreciation and amortization	(37,194)	(30,477)	(124,022)	(113,471)
Net finance costs	(21,036)	(17,792)	(80,942)	(85,293)
Taxation	7,515	(1,192)	2,622	(8,224)

Net Earnings	(13,159)	11,904	(4,280)	112,458

QuickLinks

SEA CONTAINERS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2004 RESULTS
SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL) SUMMARY OF OPERATING RESULTS
SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL) SUMMARY OF OPERATING RESULTS
SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL) CONSOLIDATED AND CONDENSED BALANCE SHEETS
SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL) SUMMARY OF RESULTS BY OPERATION